EXHIBIT 10.09

SEMPRA ENERGY
1998 NON-EMPLOYEE DIRECTORS’ STOCK PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Sempra Energy, a California corporation, hereby grants an option to purchase shares of its common stock to the optionee named below.  The terms and conditions of the option are set forth in this cover sheet, in the attachment hereto, and in the Sempra Energy 1998 Non-Employee Directors’ Stock Plan (the “Plan”).

Date of Option Grant:
Name of Optionee:	Name
Optionee's Social Security Number:	SSN
Number of Shares of Sempra Energy Common Stock Covered by Option:
Exercise Price per Share:
Normal Vesting Date:
Expiration Date:	Tenth anniversary of Date of Option Grant or if earlier five years after termination of service

By signing this cover sheet, you agree to all of the terms
and conditions described in the attachment and in the Plan.

Optionee:	x
(Signature)
Sempra Energy:
(Signature)
Title:	Chairman & Chief Executive Officer

Attachment

Initial GrantLA_DOCS\235250.5

SEMPRA ENERGY
1998 NON-EMPLOYEE DIRECTORS’ STOCK PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Vesting	Your right to exercise this option fully vests and becomes exercisable on the date of the Sempra Energy (year) Annual Meeting of Shareholders.

In the event that you cease to be a member of the Board of Directors of Sempra Energy (the “Board”) as a result of death, disability, Retirement (as defined in the Plan) or your involuntary termination of service on the Board other than for cause, your option shall thereupon become fully vested and exercisable.

Term

Your option will expire at the close of business at Sempra Energy headquarters on the day before the 10th anniversary of the Date of Option Grant shown on the cover sheet, and is subject to earlier expiration (as described below) if your service on the Board terminates.

Exercise of Option Following Termination of Service

If you cease to be a member of the Board for any reason, then (A) you shall have the right, subject to the terms and conditions of this Agreement and the Plan, to exercise your option, to the extent that it has vested as of the date of such termination of service, at any time within five years after the date of such termination or the earlier expiration of the ten-year term of the option, and (B) the unvested portion of your option shall be forfeited as of the date of such termination.

Restrictions on Exercise	Sempra Energy will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.
Notice of Exercise

When you wish to exercise this option, you must notify Sempra Energy by filing the proper “Notice of Exercise” form at the address given on the form.  Your notice must specify how many shares you wish to purchase.   Your notice must also specify how your shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship).  The notice will be effective when it is received.

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Initial Grant

If someone else wants to exercise this option after your death, that person must establish that he or she is entitled to do so.
Form of Payment

When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing.  Payment may be made in one (or a combination of two or more) of the following forms:

? Your personal check, a cashier’s check or a money order.

?

Certificates for shares of Sempra Energy common stock that you have owned for at least six months, along with any forms needed to effect a transfer of the shares to Sempra Energy.  The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

?

To the extent permitted by law, arrangements can be made to permit a “cashless exercise” whereby you direct a securities broker approved by Sempra Energy to sell your option shares and to deliver sufficient sale proceeds to Sempra Energy in payment of the option price and any required withholding.  The directions must be given by signing a special “Notice of Exercise” form provided by Sempra Energy.

Withholding Taxes

You will not be permitted to exercise this option unless you make acceptable arrangements to pay any withholding taxes that may be due as a result of the option exercise.  Payment of withholding taxes may be made by any combination of the methods described under “Form of Payment.”

Restrictions on Resale	By signing this Agreement, you agree not to sell any option shares at a time when applicable laws or Sempra Energy policies prohibit a sale.
Transfer of Option

Prior to your death, only you or the trustee of a revocable living trust established by you or your spouse may exercise this option.  You cannot otherwise transfer or assign this option.  For example, you may not sell this option or use it as security for a loan.  If you attempt to do any of these things, this option will immediately become invalid.  You may, however, dispose of this option in your will, and this option may be transferred pursuant to a “qualified domestic relations order” as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended.

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Initial Grant

Retention Rights

Neither your option nor this Agreement creates any obligation on the part of the Board to nominate you for reelection to the Board, or confers upon you the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of Sempra Energy until a certificate for your option shares has been issued.  No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Adjustments

In the event of a stock split, a stock dividend or a similar change in Sempra Energy common stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Change in Control

Subject to certain limitations set forth in the Plan, in the event of a Change in Control (as defined in the Plan), your option will automatically become fully vested and exercisable as of the date of the Change in Control, and may, in the discretion of Sempra Energy’s compensation committee, be cashed-out.

No Dividend Equivalents	No dividend equivalents will be paid by Sempra Energy with respect to your option or the shares covered by your option.
Nonqualified Stock Option	This option is not intended to be an incentive stock option under section 422 of the Internal Revenue Code.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.
The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and Sempra Energy regarding this option.  Any prior agreements, commitments or negotiations concerning this option are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan. Preferred

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Initial Grant